Exhibit 23.3

KPMG LLP One Financial Plaza, Suite 2300 Providence, RI 02903

Consent of Independent Auditors

We consent to the use of our report dated January 17, 2024, with respect to the combined financial statements of Entertainment One Film and Television Business, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Providence, Rhode Island

April 19, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.